UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 26, 2013

GORDMANS STORES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34842	26-3171987
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

12100 West Center Road

Omaha, Nebraska 68144

(Address of principal executive offices, zip code)

(402) 691-4000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On August 27, 2013, Gordmans, Inc. (the “Borrower”), a wholly owned subsidiary of Gordmans Stores, Inc. (the “Company”), entered into a $45 million Loan, Guaranty and Security Agreement by and among the Borrower, each of the other credit parties signatory thereto, the lenders party thereto and Cerberus Business Finance, LLC, as the administrative agent for the lenders (the “Senior Term Loan”) that will be used to finance a portion of the Special Dividend (as defined below) to be paid by the Company. The Senior Term Loan has a maturity date of August 27, 2018, with payments of $281,250 due on a quarterly basis beginning in October 2014 and payments of $421,875 due on a quarterly basis beginning January 2016 through the maturity date, with the remaining principal due on the maturity date. The Company may repay at any time all or a portion of the outstanding principal amount, subject to a prepayment premium equal to 2% in the first year, 1% in the second year and 0% thereafter. The Senior Term Loan carries an interest rate equal to the reference rate plus 5.25% with a floor of 3.25% or the LIBOR rate plus 7.0% with a floor of 1.5%, as selected by the Company. The Senior Term Loan is secured on a second lien basis by the Company’s assets, except as specifically excluded in the agreement. The Senior Term Loan contains customary affirmative and negative covenants similar to those under the Company’s Revolving Line of Credit Facility (as defined below). The Company is also required to maintain compliance with a minimum fixed charge coverage ratio, a maximum leverage ratio and limitations on the annual amount of capital expenditures.

The description of the Senior Term Loan set forth above is qualified in its entirety by the Senior Term Loan, a copy of which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated into this Item 1.01 by reference.

On August 27, 2013, the Borrower also entered into the Consent, Waiver and Sixth Amendment to Loan, Guaranty and Security Agreement (the “Amendment”) by and among the Borrower, each of the other credit parties signatory thereto, the lenders party thereto and Wells Fargo Bank, National Association, successor by merger to Wells Fargo Retail Finance, LLC, as the arranger and administrative agent for the lenders (“Wells Fargo”) (as amended, the “Revolving Line of Credit Facility”).

The Amendment amends certain terms of the Revolving Line of Credit Facility, including: (a) an increase in the maximum available borrowings from $60 million to $80 million; (b) an extension of the maturity date through August 27, 2018; (c) a 0.25% reduction in the interest rate for base rate advances and LIBOR rate advances both during seasonal and non-seasonal periods; and (d) a decrease in the unused line fee from 0.375% to 0.25%. So long as no default or event of default is continuing, the Borrower may increase the maximum borrowings under the Revolving Line of Credit Facility in increments of $2.5 million up to $100 million in the aggregate, subject to a lender being willing to provide a commitment.

The description of the Amendment set forth above is qualified in its entirety by the Amendment, a copy of which is attached hereto as Exhibit 10.2 to this Current Report on Form 8-K, and is incorporated into this Item 1.01 by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 8.01. Other Events

On August 26, 2013, the Company’s Board of Directors approved a special cash dividend of $3.60 per share (the “Special Dividend”) payable on each share of common stock of the Company. The Special Dividend will be payable on September 23, 2013 to all stockholders of record as of the close of business on September 9, 2013. The shares of common stock will start trading on an ex-dividend basis beginning on September 24, 2013 as determined by NASDAQ in accordance with the rules of the NASDAQ Stock Market. The aggregate amount of the Special Dividend will be approximately $70 million.

On August 28, 2013, the Company issued a press release providing information regarding earnings for the thirteen and twenty-six week periods ended August 3, 2013, which includes the announcement of the Special Dividend. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Loan, Guaranty and Security Agreement, dated August 27, 2013, by and among Gordmans, Inc., each of the other credit parties signatory thereto, the lenders party thereto and Cerberus Business Finance, LLC.

10.2	Consent, Waiver and Sixth Amendment to Loan, Guaranty and Security Agreement, dated August 27, 2013, by and among Gordmans, Inc., each of the other credit parties signatory thereto, the lenders party thereto and Wells Fargo Bank, National Association, as arranger and administrative agent.

99.1	Press Release of Gordmans Stores, Inc. dated August 28, 2013 (incorporated by reference to Exhibit 99.1 of our Current Report on Form 8-K filed on August 28, 2013).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GORDMANS STORES, INC.

Date: August 28, 2013	By:	/s/ Michael D. James
		Name:	Michael D. James
		Title:	Chief Financial Officer, Senior Vice President, Treasurer and Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Loan, Guaranty and Security Agreement, dated August 27, 2013, by and among Gordmans, Inc., each of the other credit parties signatory thereto, the lenders party thereto and Cerberus Business Finance, LLC.

10.2	Consent, Waiver and Sixth Amendment to Loan, Guaranty and Security Agreement, dated August 27, 2013, by and among Gordmans, Inc., each of the other credit parties signatory thereto, the lenders party thereto and Wells Fargo Bank, National Association, as arranger and administrative agent.

99.1	Press Release of Gordmans Stores, Inc. dated August 28, 2013 (incorporated by reference to Exhibit 99.1 of our Current Report on Form 8-K filed on August 28, 2013).

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